Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Data Systems Network Corporation of our report dated March 10, 1995 (relating to the financial statements of Data Systems Network Corporation for the year ended December 31, 1994) appearing in the Annual Report on Form 10-K of Data Systems Network Corporation for the year ended December 31, 1996, and to the reference to us under the heading "EXPERTS" in the Prospectus, which is a part of this Registration Statement.




 /s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Detroit, Michigan

April 24, 1997